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Exhibit 10(a)

                             EMPLOYMENT AGREEMENT

    This at will Employment Agreement ("Agreement") is entered into as of this 26th day of September, 1996 by and between On-Site Sourcing, Inc. with address of 1111 N. 19th Street, Suite 404, Arlington, Virginia 22209 ("OSS" or the "Company") and Joseph Sciacca ("Mr. Sciacca" or the "Executive") with home address at 7224 Beechwood Rd, Alexandria, VA 22209.

    WHEREAS, OSS desires to employ the services of Mr. Sciacca as a full-time employee without distraction and considers such employment in the best interests of the Company and its shareholders, and Mr. Sciacca desires to be employed full time by the Company; and

    WHEREAS, OSS and Mr. Sciacca desire to enter into an at will Agreement reflecting the terms under which Mr. Sciacca will be employed by the Company.

    NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

    1. TERM. This at will Employment Agreement will remain in effect for a three year period from the date of the Agreement with the understanding that employment shall be at will. It will be renewed automatically for succeeding periods of one year unless sooner terminated with or without cause as provided in sections 6 and 7 below.

    2. NATURE OF EMPLOYMENT. Mr. Sciacca shall be employed as the Chief Financial Officer of the Company with full power and authority as determined by the Board of Directors of OSS (the "Board"). Mr. Sciacca agrees to diligently and faithfully perform such duties and serve in the above capacity or in such capacities as the Board of Directors of the Company shall determine.

    Mr. Sciacca's duties as Chief Financial Officer include but are not limited to the following:

    (a)  Report to the President and Chief Executive Officer of the Company.

    (b)  Manage the company's financial operations.

    (c) Assist the Company in the development of all phases of the Company's present and future business.

    Mr. Sciacca shall perform any and all duties now and hereafter assigned to Mr. Sciacca by the Company's Board of Directors. Mr. Sciacca shall at all times conduct himself in accordance with the Company's stated policies and procedures as may be in effect from time to time.

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    Mr. Sciacca shall be employed by the Company on a full-time basis and shall not during the term of this Agreement be engaged in any other business activity that, in the judgment of the Company's Board of Directors, impedes or detracts from Mr. Sciacca's performance of services for the Company hereunder. During the period of employment, Mr. Sciacca further agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activities of the Company, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of the Company. The Company understands that Mr. Sciacca will begin working immediately while he is in the process of closing out his private practice. Mr. Sciacca has indicated that he will be employed on a full-time basis within six months.

    3. COMPENSATION FOR SERVICES. As consideration to Mr. Sciacca for services rendered under this Agreement, OSS shall compensate Mr. Sciacca as follows:

    (a) BASE SALARY. Mr. Sciacca shall receive a base salary of $ 90,000 per year payable monthly and thereafter to be determined at the discretion of the Board of Directors upon an annual review of Mr. Sciacca's performance.

    (b) BENEFITS. Mr. Sciacca shall be entitled to all other benefits normally accorded to full time employees of OSS, including such bonuses, prescription, life insurance, medical insurance, holidays and expense accounts as are consistent for other key senior management personnel or as may be decided by the Executive if said items are discretionary with the Executive.

    Mr. Sciacca shall be entitled to two weeks paid vacation per year for each of the first 4 years of employment beginning at commencement of employment with the Company. He shall be entitled to three weeks paid vacation each year after the fourth anniversary which is to be considered September 1, 2000. No more than two weeks shall be taken consecutively without the prior written approval by the Company.

    Mr. Sciacca shall be entitled to all health and sick leave as is accorded to other key senior management personnel.

    (c) REIMBURSEMENT. Mr. Sciacca shall be reimbursed within fifteen (15) days for all properly documented OSS business expenses incurred by the Executive. To the extent permitted by applicable law, OSS, shall treat these expenses as senior in the right of payment to any other obligation of OSS.

    (d) STOCK OPTIONS. Stock options to purchase 75,000 shares of the Company's common stock at $2.125 per share, the market price of the Company's common stock as quoted at on the Nasdaq Small Cap Stock Market at the time of the meeting of the Board of Directors authorizing the options, granted as of the date of this Agreement. The options shall vest in equal quarterly installments over a four year period. The options shall be exercisable for a period of five years from the date of grant. The options are cancelable upon Mr. Sciacca's termination from the Company for cause as defined in 6(a) below. Furthermore, the options shall inure to the benefit of the Executive's heirs and designees.

    (e) BONUS. Mr. Sciacca shall be eligible to be paid at each year end a bonus in an amount at the discretion of the Board of Directors based upon Mr. Sciacca's performance and the performance of the Company.

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    (f)  STOCK PURCHASE.  Mr. Sciacca shall receive a $25,000 loan from the
Company to be used soley for the purpose of purchasing On-Site Sourcing, Inc. stock at the current market price. The terms of the loan are further described in the Loan Agreement of September 26, 1996 between Mr. Sciacca and On-Site Sourcing, Inc.

    4. RESPONSIBILITY OF EXECUTIVE. The responsibilities of Mr. Sciacca under this Agreement are as follows:

    (a) Mr. Sciacca agrees to serve OSS for the term of employment specified in Section 1 above. Mr. Sciacca agrees to (i) devote his full business time to the business and affairs of OSS, (ii) use his best efforts to promote the interests of OSS, and (iii) perform faithfully and efficiently the responsibilities assigned to him by the Board and listed in Section 2 above.

    (b) During the term of this Agreement, Mr. Sciacca shall not perform services for any person or entity that competes directly or indirectly with the Company. Mr. Sciacca agrees to disclose in writing to the Board any non-Company activities for which Mr. Sciacca receives compensation for services rendered. If the Board deems such activities to be excessive and to conflict with Mr. Sciacca's full time commitment, then the Company shall notify Mr. Sciacca in writing to limit those activities to periods in which no time conflict occurs.

    (c) Mr. Sciacca agrees to abide by General Company Policies as the same are duly adopted by the Board from time to time, so long as such Policies do not conflict with the terms and conditions of this Agreement.

    5. COVENANT NOT TO COMPETE; CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT. Mr. Sciacca hereby agrees that he will not at any time, without the express written consent of the Company: (i) disclose, directly or indirectly, any Confidential Information (as defined below) to anyone outside the employ of the Company, or (ii) use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company.

    Confidential Information as used herein means all information of a business or technical nature disclosed to, learned or developed by Mr. Sciacca in the course of his employment by the Company, which information relates to the business of the Company or the business of any customer of the Company, or the business of any other person, firm, corporation, or other entity which consults with the Company in connection with the business which is not generally known in the reprographic or facilities management industry.
 Confidential Information shall include, but is not limited to, information and knowledge pertaining to manufacturing processes, procedures, developments, improvements, methods of operation, sales and profit figures, customer and client lists, credit and other financial information about the Company or their customers, and relationships between the Company and its customers, clients and others who have business dealings with the Company.

    In the event that Mr. Sciacca voluntarily leaves the Company, Mr. Sciacca agrees not to compete with the Company on behalf of himself or an entity founded by Mr. Sciacca within a 75 miles of any of the Company's offices or within 12 months after leaving the Company. Mr. Sciacca further agrees not to compete with the Company as an employee of a reprographic or facilities management company (competitor) located within 100 miles of any of the Company's offices or within twelve months after leaving the Company.

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    6.   TERMINATION BY THE COMPANY.  As this Employment Agreement is at will, the Board of Directors may terminate the employment of Mr. Sciacca at any time with or without cause, and in such event the following shall apply. "Cause" for termination shall be defined as gross neglect by the Executive of his duties hereunder, willful failure by the Executive to perform his duties hereunder, conviction of the Executive of a felony committed during the term of this Agreement, or of any lesser crime or offense involving the property of the Company or any or its subsidiaries or affiliates, gross malfeasance by the Executive in connection with the performance of his duties hereunder, willful engagement in conduct by the Executive or willful refusal without proper legal cause by the Executive to perform his duties and responsibilities which he has reason to know is materially injurious to the Company.

    (a) In the event of termination for cause, as defined above, by OSS, all salary and other benefits paid or provided to the Executive hereunder shall cease as of the date of termination, and the Company shall have no further obligations to the Executive. Upon a finding by the Board of Directors that the Executive has willfully failed or refused to observe or perform his duties or grossly neglected his duties as specifically set forth in Section 4 hereof, OSS may terminate this agreement for cause provided that the Board of Directors has first notified the Executive on two separate occasions of such failure and has given the Executive at least thirty (30) days after each such occasion to remedy such breach of duty.

    (b) In the event of termination by OSS without cause, the Company agrees to provide the Executive with the following:

         (i) Mr. Sciacca shall receive an amount equal to two weeks base salary plus the value of his other employment benefits accrued at the time of termination that Mr. Sciacca would have received under this Agreement but for such termination. Such amount shall be payable to Mr. Sciacca in one installment two weeks following termination.

         (ii) "Termination without cause" shall be defined as: termination for any reason other than "cause" (as defined previously in Section 6), continuous disability or incapacity of Mr. Sciacca which prevents him from performing his duties for a period of not less than three (3) months as determined by any independent, licensed medical doctor, or death.

    7. EFFECT ON SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto.

    8. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, including by facsimile, or by recognized courier (such as Federal Express), or three (3) business days after deposit in the United States Mail, by registered or certified mail, addressed to a party at its address shown below or at such other address or facsimile number as such party may designate in writing to the other party pursuant to this section.

    9. ASSIGNMENT. OSS shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder, whether in whole or in part to any parent, affiliate, successor, or subsidiary organization or company of OSS or corporation with which OSS may merge or consolidate or which acquires by purchase or otherwise all or substantially all of OSS assets, but such assignment shall not release OSS from its obligations under this Agreement. The Executive shall have no right to assign this Agreement.

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    10.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. In the event of any dispute under this Agreement, it shall be resolved through binding arbitration in accordance with the rules of the American Arbitration Association.

    11. SEVERABILITY. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

    12. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may not be amended except in writing executed by the parties hereto.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Mr. Sciacca has signed this Agreement as of the date and year written above.

                             The Company:

                                   On-Site Sourcing, Inc.
                                   1111 N. 19th Street, Suite 404
                                   Arlington, Virginia  22209



                             BY:   /S/JOHN S. STOPPELMAN
                                   -------------------------------
                                   John S. Stoppelman
                                   Chairman of the Board of Directors


                              Executive:


                                   /S/ JOSEPH SCIACCA
                                   --------------------------------
                                    Joseph Sciacca
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